VitalTrust Business Development Corporation, Inc. subsidiary signs LOI with United Prescription Services Inc., of Tampa

Tampa, Fla. --- (BUSINESS WIRE)  --- April 10, 2006 - VitalTrust Business Development Corporation,
formerly know as Kairos Holdings, Inc. (OTCBB:KROH), announced today that its wholly owned subsidiary, VitalTrust Solutions Inc., formerly Entellectual Solutions Properties Group, Inc., signed a Letter of Intent with United Prescription Services Inc., of Tampa, Florida.

VitalTrust Solutions, Inc. currently has two subsidiaries, VitalTrust Technologies, which focuses on delivering healthcare technology solutions and services to the healthcare provider community and VitalTrust Pharmaceutical and Research, which delivers specialized pharmaceutical services to patients and research capabilities to major pharmaceutical companies. VitalTrust Solutions, Inc. is continuing to expand its portfolio of services, which already include; Health Centrics, a fully developed medical practice manager designed from the outset in the Application Service Provider model, and Campus, a technology providing enterprise level ASP.

United is a mail-order/community pharmacy licensed in all 50 states with a focus on providing specialized compounding solutions for patients with chronic ailments. It had revenues in 2005 of approximately $7,100,000 and EBITA of $3,100,000. The LOI is subject to and contingent upon continued due diligence, financing and other material matters. Dick Furlong, a VitalTrust principal, will be working full time as a consultant with the principals and staff of United, during the transition. Furlong has an extensive background in the running of medical and healthcare companies.

Chuck Broes, Chairman of VitalTrust Solutions, Inc. stated, “We are very excited about the execution of this LOI with United. Management believes that this is the first step in continuing the focus on developing, acquiring, integrating and delivering vital technologies and solutions to market through portfolio acquisitions under VitalTrust Business Development Corporation.”

Samuel Ballinger, the President of United stated; “I’m very excited about placing my company in the hands of VitalTrust to further develop and build on United’s success.”

About VitalTrust Business Development Corporation.
VitalTrust Business Development Corporation is a Business Development Company under the Investment Act of 1940 aggressively seeking opportunities in medical technology and practice management areas. These areas are part of an emerging and fast growth healthcare industry.

SAFE HARBOR

The statements made in this release constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing economic conditions, interest rates trends, continued acceptance of the Company's products in the marketplace, competitive factors and other risks detailed in the Company's periodic report Filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
Chuck Broes  VitalTrust Business Development Corporation
3000 Bayport Drive, #910
Tampa, FL 33607
Phn 813 785 2000
eFax 810 958 5149
cbroes@elitecorp.org

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Source: VitalTrust Business Development Corporation